EXHIBIT 5.1

December 1, 2010

Universal Travel Group
5th Floor, South Block, Building 11, Shenzhen Software Park
Zhongke 2nd Road, Nanshan District, Shenzhen
People’s Republic of China 518000

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Universal Travel Group proposes to file with the Securities and Exchange Commission registering 1,989,823 common shares which may be offered and sold by Universal Travel Group under the 2010 Incentive Stock Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP